                                                                  EXHIBIT 4(f)

                               NOTE PURCHASE AGREEMENT


          NOTE PURCHASE AGREEMENT (this "AGREEMENT"), dated as of July 7, 1998, among KITTY HAWK FUNDING CORPORATION, a Delaware corporation, as lender (together with its successors and assigns, the "COMPANY"), CAC FUNDING CORP., a Nevada corporation, as borrower (together with its successors and assigns, the "ISSUER") and NATIONSBANK, N.A., a national banking association ("NATIONSBANK"), as agent for the Company and the Bank Investors (in such capacity, together with its successors, the "AGENT") and as a Bank Investor.


                                W I T N E S S E T H :

          WHEREAS, subject to the terms and conditions of this Agreement and the Security Agreement, the Issuer desires to obtain funds from the Company or the Bank Investors, as applicable, and to evidence the obligation to repay such amounts, together with interest thereon, through the issuance of the Note;

          WHEREAS, pursuant to the Security Agreement, the Issuer will pledge to the Collateral Agent for the benefit of the Secured Parties its interest in the Collateral, including the Issuer's security interest in the Contracts;

          NOW THEREFORE, the parties hereto agree as follows:


                                      ARTICLE I

                                     DEFINITIONS

          SECTION 1.1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings specified in the Security Agreement. The following terms shall have the meanings specified below, and shall include in the singular number the plural and in the plural number the singular:

          "ADMINISTRATIVE AGENT" shall mean NationsBank, N.A., as administrative agent for the Company.

          "AFFILIATE" shall have the meaning specified in the Security
Agreement.

          "AGENT" means NationsBank, N.A., in its capacity as agent for the Company and the Bank Investors, and any successor thereto appointed pursuant to
Article VI of this Agreement.

          "AGGREGATE OUTSTANDING ELIGIBLE LOAN BALANCE" shall have the meaning specified in the Security Agreement.

          "AGREEMENT" shall mean this Note Purchase Agreement, as it may from time to time be amended, supplemented or otherwise modified in accordance with the terms hereof.

          "ASSIGNMENT AMOUNT" with respect to a Bank Investor shall mean at any time an amount equal to the lesser of (i) such Bank Investor's Pro Rata Share of the Net Investment at such time and (ii) such Bank Investor's unused Commitment.

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" means an Assignment and Assumption Agreement substantially in the form of Exhibit A attached hereto.

          "BANK INVESTORS" shall mean NationsBank, N.A. and each other financial institution identified as such on the signature pages hereof and their respective successors and assigns.

          "BLENDED ADVANCE RATE" shall have the meaning specified in the Security Agreement.

          "BUSINESS DAY" shall have the meaning specified in the Security Agreement.

          "CAC" shall mean Credit Acceptance Corporation, a Michigan corporation, and its permitted successors and assigns.

          "CARRYING COSTS" shall have the meaning specified in the Security Agreement.

          "CLOSING DATE" shall mean July 7, 1998.

          "COLLATERAL" shall have the meaning set forth in the Security
Agreement.

          "COLLATERAL AGENT" shall mean NationsBank, N.A., or any successor thereto, as Collateral Agent under the Security Agreement.

          "COLLECTION GUIDELINES" shall have the meaning specified in the Security Agreement.

          "COLLECTIONS" shall have the meaning specified in the Security Agreement.

          "COMMERCIAL PAPER" shall mean promissory notes of the Company issued by the Company in the commercial paper market.

          "COMMITMENT" means for each Bank Investor, the commitment of such Bank Investor to make acquisitions from the Issuer or the Company in accordance herewith in an amount not to exceed the dollar amount set forth opposite such Bank Investor's signature on the signature page hereto under the heading "COMMITMENT".

          "COMMITMENT TERMINATION DATE" means July 6, 1999, or such later date to which the Commitment Termination Date may be extended by the Issuer, the Agent and the Bank Investors not later than 60 days prior to the then current Commitment Termination Date.

          "COMMON STOCK" shall mean 1000 shares of the Issuer's common stock, par value $1.00 per share.

          "COMPANY" shall mean Kitty Hawk Funding Corporation, a Delaware corporation, together with its successors and assigns.

          "CONDUIT ASSIGNEE" shall mean any commercial paper conduit administered by NationsBank and designated by NationsBank from time to time to accept an assignment by the Company of all or a portion of the Net Investment.

          "CONTRACT" shall have the meaning specified in the Security Agreement.

          "CONTRIBUTION AGREEMENT" shall have the meaning specified in the Security Agreement.

          "CONTRIBUTION TERMINATION DATE" means the date upon which CAC shall cease, for any reason whatsoever, to make contributions of Loans to the Issuer under the Contribution Agreement or the Contribution Agreement shall terminate for any reason whatsoever.

          "CREDIT GUIDELINES" shall have the meaning specified in the Security Agreement.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

          "ERISA AFFILIATE" shall have the meaning specified in the Security Agreement.

          "EXCLUDED LOAN BALANCE" shall have the meaning specified in the Security Agreement.

          "FACILITY LIMIT" shall mean initially, $51,500,000, and at any time after the Closing Date, 103% of the Net Investment.

          "FEE LETTER" means that certain letter regarding fees dated the date hereof and by and between the Company, the Issuer, and the Agent.

          "FUNDING" shall have the meaning specified in Section 2.1(a) hereof.

          "FUNDING REQUEST" shall have the meaning specified in 2.1(a) hereof.

          "GAAP" shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements of the Financial Accounting Standards Board or in such other statements or pronouncements by such other entity as approved by a significant segment of the accounting profession, which are in effect from time to time.

          "INDEMNIFIED AMOUNTS" shall have the meaning set forth in Section 5.1 hereof.

          "INDEMNIFIED PARTIES" shall have the meaning set forth in Section 5.1 hereof.

          "INITIAL FUNDING" shall have the meaning set forth in Section 2.1(a) hereof.

          "INTEREST COMPONENT" shall have the meaning specified in the Security Agreement.

          "ISSUER" shall mean CAC Funding Corp., a Nevada corporation, and its successors and permitted assigns.

          "LAW" shall have the meaning specified in the Security Agreement.

          "LIQUIDITY AGREEMENT" shall mean the agreement between the Company and the Liquidity Provider evidencing the obligation of the Liquidity Provider to provide liquidity support to the Company in connection with the issuance of Commercial Paper.

          "LIQUIDITY PROVIDER" shall mean the Person or Persons who will provide liquidity support to the Company in connection with the issuance by the Company of its Commercial Paper, and shall include any Person which acquires a participation interest therein.

          "LOAN" shall have the meaning specified in the Security Agreement.

          "MAJORITY INVESTORS" shall have the meaning specified in Section 6.1(a) hereof.

          "MERRILL" shall have the meaning specified in Section 7.10.

          "MONTHLY SERVICER'S CERTIFICATE" shall have the meaning set forth in the Security Agreement.

          "MONTHLY SERVICING FEE" shall have the meaning specified in the Security Agreement.

          "MOODY'S" shall mean Moody's Investors Service, Inc.

          "NET ASSET TEST" shall mean a test that is satisfied if the Net Investment is equal to or less than the Aggregate Outstanding Eligible Loan Balance.

          "NET INVESTMENT" shall have the meaning specified in the Security Agreement.

          "NOTE" shall mean the note issued to the Company pursuant to Section
2.1 of this Agreement.

          "NOTICE TERMINATION DATE" means the second

Business Day after the delivery by the Company to the Issuer of written notice that the Company elects to liquidate its interest in the Note.

          "OBLIGOR" shall have the meaning set forth in the Security Agreement.

          "OFFICIAL BODY" shall have the meaning set forth in the Security Agreement.

          "OTHER TRANSFEROR" shall mean any Person other than the Issuer that has entered into a receivables purchase agreement, transfer and administration agreement or other similar agreement with the Company.

          "OUTSTANDING BALANCE" shall have the meaning specified in the Security Agreement.

          "PERSON" shall have the meaning specified in the Security Agreement.

          "POTENTIAL TERMINATION EVENT" shall have the meaning specified in the Security Agreement.

          "PROGRAM SUPPORT AGREEMENT" shall mean an agreement between the Company and a Program Support Provider evidencing the obligation of such Program Support Provider to provide liquidity or credit enhancement or asset purchase facilities for or in respect of any assets or liabilities of the Company in connection with the issuance by the Company of Commercial Paper.

          "PROGRAM SUPPORT PROVIDER" shall mean the Person or Persons who will provide program support to the Company in connection with the issuance by the Company of Commercial Paper.

          "PRO RATA SHARE" means, for a Bank Investor, the Commitment of such Bank Investor divided by the sum of the Commitments of all Bank Investors.

          "REMITTANCE DATE" shall have the meaning specified in the Security Agreement.

          "REQUIREMENTS OF LAW" shall have the meaning specified in the Security Agreement.

          "RESERVE ACCOUNT" shall have the meaning specified in the Security Agreement.

          "S&P" shall mean Standard & Poor's Ratings Group, a Division of The McGraw-Hill Companies.

          "SECURED PARTIES" shall have the meaning specified in the Security Agreement.

          "SECURITY AGREEMENT" shall mean the Security Agreement dated as of July 7, 1998 among CAC, as Servicer, the Issuer, the Collateral Agent and the Company.

          "SERVICER" shall mean CAC as servicer under the Servicing Agreement or any Successor Servicer.

          "SERVICING AGREEMENT" shall have the meaning specified in the Security Agreement.

          "SUBSIDIARY" shall mean any corporation more than 50% of the outstanding voting securities of which shall at any time be owned or controlled, directly or indirectly, by the Issuer or one or more Subsidiaries, or any similar business organization which is so owned or controlled.

          "SUBSEQUENT FUNDING" shall have the meaning specified in Section 2.1.

          "SUBSEQUENT FUNDING DATE" shall mean any day on which a Subsequent Funding occurs.

          "SUCCESSOR SERVICER" shall have the meaning specified in Section 4.1(a) of the Security Agreement.

          "TERMINATION DATE" means the earliest of (i) the Business Day designated by the Issuer to the Agent as the Termination Date at any time following 60 days' written notice to the Agent, (ii) the date of termination of the commitment of the Liquidity Provider under the Liquidity Provider Agreement,
(iii) the date of termination of the commitment of the Credit Support Provider under the Credit Support Agreement, (iv) the day upon which the Termination Date is declared or automatically occurs pursuant to Section 6.1 of the Security Agreement, (v) two Business Days prior to the Commitment Termination Date, (vi) the day on which a

Notice Termination Date shall occur, (vii) the Contribution Termination Date, or (viii) July 6, 1999.

          "TERMINATION EVENT" shall have the meaning specified in the Security Agreement.

          "TRANSACTION COSTS" shall have the meaning specified in Section 5.3 hereto.

          "TRANSACTION DOCUMENTS" shall have the meaning specified in the Security Agreement.

          "UNIFORM COMMERCIAL CODE" OR "UCC" shall have the meaning specified in the Security Agreement.


                                      ARTICLE II

                                  FUNDINGS; THE NOTE

          SECTION 2.1. FUNDING; THE NOTE. (a) FUNDING. Upon the terms and subject to the conditions set forth herein (x) prior to the Termination Date the Company may, and (y) prior to the Commitment Termination Date and provided that no Termination Event shall have occurred, the Bank Investors shall, in the case of the Initial Funding, and may, in the case of any Subsequent Funding, if requested, make an advance (any such advance, a "FUNDING," the first such advance, the "INITIAL FUNDING," each such additional funding, a "SUBSEQUENT FUNDING") to the Issuer from time to time on or after the Closing Date. In the event the Bank Investors elect to make a Subsequent Funding, the Bank Investors shall be required to accept an assignment of the Note from the Company in accordance with Section 6.7 hereof. In connection with the Funding, the Issuer shall, by notice (such notice, the "FUNDING REQUEST") request such Funding at least one Business Day prior to the proposed date of such Funding. Such notice shall specify the amount of the proposed Funding (which shall be at least $1,000,000 or integral multiples of $100,000 in excess thereof) and the proposed date of the Funding. The Initial Funding shall take place on the Closing Date. On any Business Day occurring after the Initial Funding under this Section, upon one Business Day notice to the Agent, which shall be in the form of Exhibit B hereto and satisfy the requirements of Section 2.1(b)(iii) below (the "FUNDING REQUEST"), the Issuer may request that the Company or the Bank Investors, as appropriate, make Subsequent Fundings (which shall be at least $1,000,000 or integral multiples of $100,000 in excess thereof). Any Subsequent Funding shall be made at the sole discretion of the Company or the Bank Investors, as appropriate, and the ability of the Issuer to request Subsequent Fundings shall not obligate either the Company or the Bank Investors to make any such Subsequent Funding, and shall in no way be interpreted as implying that the Company or the Bank Investors intend to make any Subsequent Funding.

               (b) CONDITIONS TO FUNDING. Neither the Company nor the Bank Investors shall have any obligation to advance any funds to the Issuer in connection with the Funding unless on the date of such Funding (i) either (a) the sum of the Net Investment, plus the aggregate Interest Component, if the Net Investment is funded by the Company, or (b) the Net Investment, if the Net Investment is funded by the Bank Investors, would not (after giving effect to such Funding) exceed the Facility Limit; (ii) the Net Investment, after giving effect to such Funding, would not be greater than the product of (x) the Aggregate Outstanding Eligible Loan Balance minus the Excluded Loan Balance and
(y) the Blended Advance Rate; (iii) the Issuer has provided a Funding Request to the Agent, which shall include the calculations necessary to satisfy the requirements set forth in clauses (i) and (ii) above and shall also include a certification by an authorized officer of the Issuer that to the best of such officer's knowledge, no event has occurred since the most recent Funding (or the Closing Date, in the case of the Initial Funding) that would have a material and adverse effect on the Loans, the Contracts, the Servicer or the Issuer; (iv) the Issuer shall have deposited in the Reserve Account, or shall have given irrevocable instructions to the Agent to withhold from the proceeds of such Funding and to deposit in the Reserve Account, an amount equal to the amount necessary to cause the amount on deposit in the Reserve Account to at least equal the Required Reserve Account Balance (calculated as if such Funding shall have occurred); (v) each representation and warranty of the Issuer herein or in the Security Agreement shall be true and correct with respect to the Issuer and each Loan listed on Exhibit D to the Security Agreement as of the date of such Funding; (vi) a Potential Termination Event or a Termination Event shall not have occurred or be continuing; (vii) the Company is able to obtain funds for the making of such Funding in the commercial paper market or pursuant to the Liquidity Agreement (only in the case of a Funding to be made by the Company);
(viii) in the case of each Subsequent Funding, the Agent has delivered to the Issuer its written approval of such Funding and a notice containing certain terms and provisions applicable to such Funding, including (a) the Blended Advance
Rate, (b) applicable pricing, and (c) the dollar amount of such Funding; and
(ix) in connection with the Initial Funding, the conditions precedent set forth in Article III of this Agreement shall be satisfied.

               (c) FUNDING REQUEST IRREVOCABLE. The notice of the proposed Initial Funding and any Subsequent Funding shall be irrevocable and binding on the Issuer and the Issuer shall indemnify the Company and the Bank Investors against any loss or expense incurred by the Company or the Bank Investors, either directly or indirectly (including through the Liquidity Agreement) as a result of any failure by the Issuer to complete the requested Funding including, without limitation, any loss (including loss of anticipated profits) or expense incurred by the Company or the Bank Investors, either directly or indirectly (including pursuant to the Liquidity Agreement), by reason of the liquidation or reemployment of funds acquired by the Company (or the Liquidity Provider) (including, without limitation, funds obtained by issuing commercial paper or promissory notes or obtaining deposits or loans from third parties) for the Company or the Bank Investors to complete the requested Funding.

               (d) DISBURSEMENT OF FUNDS. No later than 4:30 p.m. (New York City time) on the date on which a Funding is to be made, the Company or the Bank Investors, as applicable, will make available to the Issuer in immediately available funds, the amount of the Funding to be made on such day by remitting the required amount thereof to an account of the Issuer as designated in the related notice requesting such Funding.

               (e)  THE NOTE.

                    (i) The Issuer's obligation to pay the principal of and interest on all amounts advanced by the Company or the Bank Investors pursuant to any Funding shall be evidenced by a single note of the Issuer (the "NOTE") which shall (1) be dated the Closing Date; (2) be in the stated principal amount equal to the Facility Limit (as reflected from time to time on the grid attached thereto); (3) bear interest as provided therein; (4) be payable to the order of the Agent for the account of the Company or the Bank Investors and mature on June 30, 2006 and (5) be substantially in the form of Exhibit C to this Agreement, with blanks appropriately completed in conformity herewith. The Company shall, and is hereby authorized to, make a notation on the schedule attached to the Note of the date and the amount of each Funding and the date and amount of the payment of principal thereon, and prior to any transfer of the Note, the Company shall endorse the outstanding principal amount of the Note on the schedule attached thereto; PROVIDED, HOWEVER, that failure to make such notation shall not adversely affect the Company's rights with respect to the Note.

                    (ii) Although the Note shall be dated the Closing Date, interest in respect thereof shall be payable only for the periods during which amounts are outstanding thereunder. In addition, although the stated principal amount of the Note shall be equal to the Facility Limit, the Note shall be enforceable with respect to the Issuer's obligation to pay the principal thereof only to the extent of the unpaid principal amount of the Fundings outstanding thereunder at the time such enforcement shall be sought.

          SECTION 2.2. SHARING OF PAYMENTS, ETC. If the Company or any Bank Investor (for purposes of this Section only, being a "RECIPIENT") shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of any interest in the Note owned by it in excess of its ratable share of payments on account of any interest in the Note obtained by the Company and/or the Bank Investors entitled thereto, such Recipient shall forthwith purchase from the Company and/or the Bank Investors entitled to a share of such amount participations in the percentage interests owned by such Persons as shall be necessary to cause such Recipient to share the excess payment ratably with each such other Person entitled thereto; PROVIDED, HOWEVER, that if all or any portion of such excess payment is thereafter recovered from such Recipient, such purchase from each such other Person shall be rescinded and each such other

Person shall repay to the Recipient the purchase price paid by such Recipient for such participation to the extent of such recovery, together with an amount equal to such other Person's ratable share (according to the proportion of (a) the amount of such other Person's required payment to (b) the total amount so recovered from the Recipient) of any interest or other amount paid or payable by the Recipient in respect of the total amount so recovered.

          SECTION 2.3. RIGHT OF SETOFF. Without in any way limiting the provisions of Section 2.2, each of the Company and the Bank Investors is hereby authorized (in addition to any other rights it may have) at any time after the occurrence of a Termination Event or during the continuance of a Potential Termination Event to set-off, appropriate and apply (without presentment, demand, protest or other notice which are hereby expressly waived) any deposits and any other indebtedness held or owing by the Company or such Bank Investor to, or for the account of, the Issuer against the amount owing by the Issuer hereunder to such Person (even if contingent or unmatured).

          SECTION 2.4. FEES. The Issuer shall pay, in accordance with the Fee Letter, such fees as are described therein, all of which shall be non-refundable.


                                     ARTICLE III

                                 CONDITIONS PRECEDENT

          SECTION 3.1 CONDITIONS PRECEDENT TO FUNDING. On or prior to the Closing Date, there shall be delivered to the Agent (with sufficient copies for its counsel) the following documents, instruments and fees, all of which shall be in a form and substance acceptable to the Agent:

               (a) A copy of the resolutions of the Board of Directors of each of the Issuer and CAC, certified by its Secretary, approving the execution, delivery and performance by the Issuer and CAC, respectively, of each Transaction Document to which the Issuer or CAC is a party.

               (b)  The certificates of incorporation of
the Issuer and CAC, certified by the Secretary of State or other similar official of its jurisdiction of incorporation, as amended through the Closing Date.

               (c) A Good Standing Certificate for each of the Issuer and CAC issued by the Secretary of State or other similar official of its jurisdiction of incorporation dated a date reasonably prior to the Closing Date.

               (d) Certificates of qualification as a foreign corporation of CAC issued by the Secretaries of State or other similar officials of the ten jurisdictions with the greatest concentration of Contracts to be included in the Collateral on the Closing Date.

               (e) A certificate from each of the Issuer and CAC executed by the Secretary or Assistant Secretary of the Issuer and CAC certifying (i) the names and signatures of the officers authorized on its behalf to execute each Transaction Document to be delivered by the Issuer and CAC hereunder (on which certificate the Company, the Agent and the Bank Investors may conclusively rely until such time as the Agent shall receive from the Issuer or CAC a revised certificate meeting the requirements of this subsection (e)(i)) and (ii) a copy of the Issuer's and CAC's certificate of incorporation and by-laws.

               (f) Copies of proper financing statements (Form UCC-1) naming CAC as the debtor in respect of the Loans and the other Collateral, the Issuer as secured party and the Collateral Agent as assignee or other similar instruments or documents as may be necessary or in the opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to evidence the perfection of the Issuer's security interest in the Loans and the other Collateral.

               (g) Copies of proper financing statements (Form UCC-1) naming the Issuer as the debtor in respect of the Loans and the other Collateral and the Collateral Agent as secured party or other similar instruments or documents as may be necessary or in the opinion of the Agent desirable under the UCC of all appropriate jurisdictions or any comparable law to evidence the perfection of the Collateral Agent's security interest in the Loans and the other Collateral.

               (h)  Copies of proper financing statements

(Form UCC-3), if any, necessary to terminate all security interests and other rights of any Person in the Loans and the other Collateral previously granted by the Issuer, CAC or any Obligor.

               (i) Certified copies of requests for information or copies (Form UCC-11) (or a similar search report certified by parties acceptable to the Agent) dated a date reasonably prior to the Closing Date listing all effective financing statements which name the Issuer or CAC (under its present name and any previous names) as debtor and which are filed with respect to the Issuer or CAC in the jurisdictions in which the filings were made pursuant to clauses (f) and (g) above.

               (j) Favorable opinions of Dykema Gossett PLLC, counsel to the Issuer and CAC, (i) with respect to certain corporate, enforceability and security interest matters and (ii) in form and substance satisfactory to the Agent and its counsel with respect to certain true sale, nonconsolidation and federal income tax matters.

               (k) Favorable opinion(s)of Dykema, Gossett PLLC and any other counsel, if required, as counsel to the Issuer and CAC that under the laws of the state of Michigan, and any other state with a concentration by contract balance of 10% or more of the pool of Contracts, substantially to the effect that under applicable state law (including statutes) the Agent and CAC, on behalf of the Secured Parties, may enforce against the related financed vehicles the security interests created by the retail installment sales contracts, even though the Agent is not shown on the related certificates of title as the lienholder.

               (l) An executed copy of the Contribution Agreement, this Agreement, the Security Agreement, the Fee Letter, the Interest Rate Cap and each of the other Transaction Documents to be executed by the Issuer, CAC or the Servicer.

               (m) The Note in the face amount of $51,500,000 to the Agent as specified in Section 2.1(e) hereof.

               (n) Payment of (i) any fees to be paid on or prior to the date hereof pursuant to the Fee Letter and (ii) all up-front fees to be paid to the Company, if any.

               (o) Such other documents, instruments, certificates and opinions as the Agent or any Bank Investor shall reasonably request.

                                   ARTICLE IV

                   REPRESENTATIONS, WARRANTIES AND COVENANTS
                                 OF THE ISSUER

          SECTION 4.1. REPRESENTATIONS AND WARRANTIES OF THE ISSUER. The Issuer represents and warrants to and covenants with the Company and the Bank Investors as of the Closing Date and, except as otherwise provided herein, as of any Subsequent Funding Date that:

               (a) CORPORATE EXISTENCE AND POWER. The Issuer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and all material governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is now conducted.

               (b) CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Issuer of this Agreement, the Contribution Agreement, the Servicing Agreement, the Security Agreement, the Fee Letter and the Note are within the Issuer's corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Certificate of Incorporation or Bylaws of the Issuer or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Issuer or result in the creation or imposition of any lien on assets of the Issuer, or require the consent or approval of, or the filing of any notice or other documentation with, any governmental authority or other Person.

               (c) BINDING EFFECT. Each of this Agreement, the Security Agreement, the Contribution Agreement, the Servicing Agreement, the Fee Letter and the Note constitutes the legal, valid and binding obligation of the Issuer, enforceable against the Issuer in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors.

               (d) ACCURACY OF INFORMATION. All information heretofore furnished by the Issuer (including without limitation, the Monthly Servicer's Certificate and CAC's financial statements) to the Company, the Bank Investors or the Agent for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Issuer to the Company, the Bank Investors or the Agent will be, true and accurate in every material respect, on the date such information is stated or certified.

               (e) TAX STATUS. All tax returns (federal, state and local) required to be filed with respect to the Issuer have been filed (which filings may be made by an Affiliate of the Issuer on a consolidated basis covering the Issuer and other Persons) and there has been paid or adequate provision made for the payment of all taxes, assessments and other governmental charges in respect of the Issuer (or in the event consolidated returns have been filed, with respect to the Persons subject to such returns).

               (f) ACTION, SUITS. There are no actions, suits or proceedings pending, or to the knowledge of the Issuer threatened, against or affecting the Issuer or any Affiliate of the Issuer or their respective properties, in or before any court, arbitrator or other body, which may have a material adverse effect on the Issuer's ability to perform its obligations hereunder, under the Security Agreement or under the Note or under the Contribution Agreement.

               (g) USE OF PROCEEDS. The proceeds of any Funding will be distributed by the Issuer to CAC as a return of capital.

               (h) PLACE OF BUSINESS. The chief place of business and chief executive office of the Issuer are located at the address of the Issuer indicated in Section 7.1 hereof and the offices where the Issuer keeps all its records, are located at the address indicated in Section 7.1 hereof.

               (i) MERGER AND CONSOLIDATION. As of the date hereof the Issuer has not changed its name, merged with or into or been consolidated with any other corporation or been the subject of any proceeding under Title 11, United States Code (Bankruptcy).

               (j) SOLVENCY. The Issuer is not insolvent and will not be rendered insolvent immediately following the consummation on the Closing Date of the transactions contemplated by this Agreement and the Security Agreement, including the pledge by the Issuer to the Collateral Agent of the Collateral.

               (k) NO TERMINATION EVENT. After giving effect to the Funding, no Potential Termination Event or Termination Event exists.

               (l) COMPLIANCE. The Issuer has complied in all material respects with all Requirements of Law in respect of the conduct of its business and ownership of its property.

               (m) NOT AN INVESTMENT COMPANY. The Issuer is not an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or is exempt from all provisions of such Act.

               (n) ERISA. The Issuer is in compliance in all material respects with ERISA and no lien in favor of the PBGC on any of the Loans shall exist.

               (o)    SUBSIDIARIES.  The Issuer does not have any Subsidiaries.

               (p) CAPITAL STOCK. The Issuer has neither sold nor pledged any of its Common Stock to any entity other than CAC.

          Any document, instrument, certificate or notice delivered to the Company or the Agent by the Issuer hereunder shall be deemed a representation and warranty by the Issuer.

          The representations and warranties set forth in this Section 4.1 shall survive the pledge and assignment of the Collateral to the Collateral Agent for the benefit of the Secured Parties. Upon discovery by the Issuer, the Company, the Agent or a Bank Investor of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice to the others.

          SECTION 4.2. COVENANTS OF THE ISSUER. At all times from the date hereof to the later to occur of (i) the Termination Date or (ii) the date on which the Net Investment has been reduced to zero and all other amounts due hereunder or under the Note shall have been paid in full, in cash, unless the Agent shall otherwise consent in writing:

               (a) FINANCIAL REPORTING. The Issuer will maintain a system of accounting established and administered in accordance with GAAP, and furnish to the Agent:

               (i) ANNUAL REPORTING. Within ninety (90) days after the close of the Issuer's and CAC's fiscal years, audited financial statements, prepared in accordance with GAAP on a consolidated basis for (x) the Issuer and (y) for CAC and its Subsidiaries, in each case, including balance sheets as of the end of such period, related statements of operations, shareholder's equity and cash flows, accompanied by an unqualified audit report certified by independent certified public accountants, acceptable to the Agent, prepared in accordance with generally accepted auditing principles and any management letter prepared by said accountants.

               (ii) QUARTERLY REPORTING. Within forty-five (45) days after the close of the first three quarterly periods of each of the Issuer's and CAC's fiscal years, for (x) the Issuer and (y) for CAC and its Subsidiaries, in each case, consolidated unaudited balance sheets as at the close of each such period and consolidated related statements of operations, shareholder's equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its chief financial officer as true, accurate and complete in all material respects.

               (iii) COMPLIANCE CERTIFICATE. Together with the financial statements required hereunder, a compliance certificate signed by the Issuer's or CAC's, as applicable, chief financial officer stating that
          (x) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Issuer or CAC as applicable and (y) to the best of such Person's knowledge, no Termination Event or Potential Termination Event exists, or if any Termination Event or Potential Termination Event exists, stating the nature and status thereof.

               (iv) SHAREHOLDERS STATEMENTS AND REPORTS. Promptly upon the furnishing thereof to the shareholders of the Issuer or CAC, copies of all financial statements, reports and proxy statements so furnished, to the extent such information has not been provided pursuant to another clause of this Section 4.2(a).

               (v) S.E.C. FILINGS. Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which CAC or any subsidiary files with the Securities and Exchange Commission.

               (vi) NOTICE OF TERMINATION EVENTS OR POTENTIAL TERMINATION EVENTS. As soon as possible and in any event within two (2) days after the occurrence of each Termination Event or each Potential Termination Event, a statement of the chief financial officer or chief accounting officer of the Issuer setting forth details of such Termination Event or Potential Termination Event and the action which the Issuer proposes to take with respect thereto.

               (vii) CHANGE IN COLLECTION GUIDELINES AND DEBT RATINGS. Within ten (10) days after the date any material change in or amendment to the Collection Guidelines is made, a notice describing such change or amendment. The Servicer shall notify the Collateral Agent of any material change in or amendment to the Servicer's accounting policies within ten (10) days after the date such change or amendment has been made. Within five (5) days after the date of any change in the Issuer's or CAC's public or private debt ratings, if any, a written certification of the Issuer's or CAC's public and private debt ratings after giving effect to any such change.

               (viii) CREDIT GUIDELINES; COLLECTION GUIDELINES. On the Closing Date, a complete copy of the Credit Guidelines and Collection Guidelines then in effect.

               (ix) ERISA. Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event (as defined in Article IV of ERISA) which the Issuer, CAC or any ERISA Affiliate of the Issuer or CAC files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which the issuer, CAC or any ERISA Affiliates of the issuer or CAC receives from the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor.

               (x) OTHER INFORMATION. Such other information (including non-financial information) as the Agent or the Administrative Agent may from time to time reasonably request with respect to CAC, the Issuer or any Subsidiary of any of the foregoing.

               (b) CONDUCT OF BUSINESS. The Issuer will carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated, validly existing and in good standing as a domestic corporation in its jurisdiction of incorporation and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

               (c) COMPLIANCE WITH LAWS. The Issuer will comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it or its respective properties may be subject.

               (d) FURNISHING OF INFORMATION AND INSPECTION OF RECORDS. The Issuer will, and will cause CAC to, furnish to the Agent from time to time such information with respect to the Loans and Contracts as the Agent may reasonably request, including, without limitation, listings identifying the Obligor and the Outstanding Balance for each Contract and/or Loan. The Issuer will, and will cause CAC to, at any time and from time to time during regular business hours permit the Agent, or its agents or representatives, (i) to examine and make copies of and take abstracts from all Records and (ii) to visit the offices and properties of the Issuer or CAC, as applicable, for the purpose of examining such Records, and to discuss matters relating to Loans and/or Contracts or the Issuer's or CAC's performance hereunder and under the other Transaction Documents to which such Person is a party with any of the officers, directors, employees or independent public accountants of the Issuer or CAC, as applicable, having knowledge of such matters.

               (e) SALE TREATMENT. The Issuer will not and will not permit CAC to, account for (including for accounting and tax purposes), or otherwise treat, the transactions contemplated by the Contribution Agreement in any manner other than as a contribution of Loans by CAC to the Issuer. In addition, the Issuer shall, and shall cause CAC to, disclose (in a footnote or otherwise) in all of its respective financial statements (including any such financial statements consolidated with any other Persons' financial statements) the existence and nature of the transaction contemplated hereby and by the Contribution Agreement and the interest of the Issuer (in the case of CAC's financial statements) and the Agent, on behalf of the Company and the Bank Investors, in the Loans and Contracts.

               (f) SEPARATE BUSINESS. The Issuer shall at all times (i) to the extent the Issuer's office is located in the offices of CAC or any Affiliate of CAC, pay fair market rent for its executive office space located in the offices of CAC or any Affiliate of CAC, (ii) have at all times at least two members of its board of directors which are not and have never been employees, officers or directors of CAC or any Affiliate of CAC or of any major creditor of CAC or any Affiliate of CAC and are persons who are familiar and have experience with asset securitization, (iii) maintain the Issuer's books, financial statements, accounting records and other corporate documents and records separate from those of CAC or any other entity, (iv) not commingle the Issuer's assets with those of CAC or any other entity, (v) act solely in its corporate name and through its own authorized officers and agents, (vi) make investments directly or by brokers engaged and paid by the Issuer or its agents (provided that if any such agent is an Affiliate of the Issuer it shall be compensated at a fair market rate for its services), (vii) separately manage the Issuer's liabilities from those of CAC or any Affiliates of CAC and pay its own liabilities, including all administrative expenses, from its own separate assets, except that CAC may pay the organizational expenses of the Issuer, and (viii) pay from the Issuer's assets all obligations and indebtedness of any kind incurred by the Issuer. The Issuer shall abide by all corporate formalities, including the maintenance of current minute books, and the Issuer shall cause its financial statements to be prepared in accordance with generally accepted accounting principles in a manner that indicates the separate existence of the Issuer and its assets and liabilities. The Issuer shall (w) pay all its liabilities, (x) not assume the liabilities of CAC or any Affiliate of CAC, (y) not lend funds or extend credit to CAC or any affiliate of CAC except pursuant to the Contribution Agreement in connection with the purchase of Loans thereunder and (z) not guarantee the liabilities of CAC or any Affiliates of CAC. The officers and directors of the Issuer (as appropriate) shall make decisions with respect to the business and daily operations of the Issuer independent of and not dictated by any controlling entity. The Issuer shall not engage in any business not permitted by its Certificate of Incorporation as in effect on the Closing Date.

               (g) CORPORATE DOCUMENTS. The Issuer shall only amend, alter, change or repeal Articles Eighth, Fourteenth or Fifteenth of its Articles of Incorporation with the prior written consent of the Agent.

               (h) NO CHANGE IN BUSINESS. The Issuer will not make any change in the character of its business which change would impair the collectibility of any Loan or Contract or otherwise cause a Material Adverse Change.

               (i) NO MERGERS, ETC. The Issuer will not, (i) consolidate or merge with or into any other Person, or (ii) sell, lease or transfer all or substantially all of its assets to any other Person.

               (j) CHANGE OF NAME, ETC. The Issuer will not change its name, identity or structure or the location of its chief executive office, unless at least 10 days prior to the effective date of any such change the Issuer delivers to the Agent such documents, instruments or agreements, executed by the Issuer as are necessary to reflect such change and to continue the perfection of the Agent's ownership interests or security interests in the Collateral and the Note.

               (k) AMENDMENT TO CONTRIBUTION AGREEMENT. The Issuer will not amend, modify, or supplement the Contribution Agreement or waive any provision thereof, in each case except with the prior written consent of the Agent and the Administrative Agent; nor shall the Issuer take, or permit CAC to take, any other action under the Contribution Agreement that shall have a material adverse affect on the Agent, the Company or any Bank Investor or which is inconsistent with the terms of this Agreement.

               (l) OTHER DEBT. Except as provided for herein, the Issuer will not create, incur, assume or suffer to exist any indebtedness whether current or funded, or any other liability other than (i) indebtedness of the Issuer representing fees, expenses and indemnities arising hereunder or under the Contribution Agreement for the purchase price of the Loans under the Contribution Agreement, and (ii) other indebtedness incurred in the ordinary course of its business in an amount not to exceed $9,500 at any time outstanding.


                                   ARTICLE V

                                INDEMNIFICATION

          SECTION 5.1. INDEMNITY. Without limiting any other rights which the Company or the Bank Investors may have hereunder or under applicable law, the Issuer agrees to indemnify the Company, the Bank Investors, the Collateral Agent, the Agent, the Administrative Agent, the Liquidity Provider, the Program Support Provider and any permitted assigns and their respective agents, officers, directors and employees (collectively, "INDEMNIFIED PARTIES") from and against any and all damages, losses, claims, liabilities, costs and expenses, including reasonable attorneys' fees (which such attorneys may be employees of the Company, the Bank Investors, the Agent, the Collateral Agent, the Administrative Agent, the Liquidity Provider and the Program Support Provider) and disbursements (all of the foregoing being collectively referred to as "INDEMNIFIED AMOUNTS") awarded against or incurred by any of them arising out of or as a result of this Agreement or the ownership, either directly or indirectly, by the Company, the Bank Investors, the Agent, the Administrative Agent, the Liquidity Provider or the Program Support Provider of the Note excluding, however, (i) Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of an Indemnified Party or (ii) recourse (except as otherwise specifically provided in this Agreement) for uncollectible Loans. Such Indemnified
Amounts shall be paid in accordance with Sections 5.1(a)(vi) and (b)(iv) of the Security Agreement. Without limiting the generality of the foregoing, the Issuer shall indemnify each Indemnified Party for Indemnified Amounts relating to or resulting from:

               (a) reliance on any representation or warranty made by the Issuer, CAC or the Servicer (or any officers of the Issuer or the Servicer) under or in connection with this Agreement, the Security Agreement, the Servicing Agreement, any Funding Request, any Monthly Servicer's Certificate or any other information or report delivered by the Issuer, CAC or the Servicer pursuant hereto or thereto, which shall have been false or incorrect in any material respect when made or deemed made;

               (b) the failure by the Issuer, CAC or the Servicer to comply with any applicable law, rule or regulation with respect to the Collateral, or the nonconformity of the Collateral with any such applicable law, rule or regulation;

               (c) the failure to vest and maintain vested in the Collateral Agent a first priority perfected security interest in the Collateral, free and clear of any Lien;

               (d) the failure to file, or any delay in filing, financing statements, continuation statements, or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to all or any part of the Collateral which failure has an adverse effect on the validity, perfected status or priority of the security interest granted to the Collateral Agent under the Security Agreement;

               (e) any valid dispute, claim, offset or defense (other than discharge in bankruptcy of the Obligor) of the Obligor to the payment of any Loan (including, without limitation, a defense based on such

Loan not being legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the sale of services related to such Loan or the furnishing or failure to furnish such services;

               (f) any failure of the Issuer to perform its duties or obligations in accordance with the provisions of the Security Agreement; or

               (g) any products liability claim or personal injury or property damage suit or other similar or related claim or action of whatever sort arising out of or in connection with related merchandise or services which are the subject of any Loan;

PROVIDED, HOWEVER, that if the Company enters into agreements for the purchase of interests in receivables from one or more Other Transferors, the Company shall allocate such Indemnified Amounts which are in connection with the Liquidity Agreement or the Program Support Agreement to the Issuer and each Other Transferor; and PROVIDED, FURTHER, that if such Indemnified Amounts are attributable to the Issuer and not attributable to any Other Transferor, the Issuer shall be solely liable for such Indemnified Amounts or if such Indemnified Amounts are attributable to Other Transferors and not attributable to the Issuer, such Other Transferors shall be solely liable for such Indemnified Amounts.

          SECTION 5.2. INDEMNITY FOR TAXES, RESERVES AND EXPENSES. (a) If after the date hereof, the adoption of any Law or bank regulatory guideline or any amendment or change in the interpretation of any existing or future Law or bank regulatory guideline by any Official Body charged with the administration, interpretation or application thereof, or the compliance with any directive of any Official Body (in the case of any bank regulatory guideline, whether or not having the force of Law):

               (1) shall subject any Indemnified Party to any tax, duty or other charge with respect to this Agreement, the Security Agreement, the Note, the Net Investment, the Collateral or payments of amounts due hereunder, or shall change the basis of taxation of payments to any Indemnified Party of amounts payable in respect of this Agreement, the Note, the Net Investment, the Collateral or payments of amounts due hereunder or its obligation to advance funds under the Liquidity Agreement, the Program Support Agreement or otherwise in respect of this Agreement, the Security Agreement, the Note, the Net Investment or the Collateral (except for changes in the rate of federal, state or local general corporate, franchise, net income or other income or similar tax imposed on such Indemnified Party by the jurisdiction in which such Indemnified Party's principal executive office is located); or

               (2) shall impose, modify or deem applicable any reserve, special deposit or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System) against assets of, deposits with or for the account of, or credit extended by, any Indemnified Party or shall impose on any Indemnified Party or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement, the Security Agreement, the Note, the Net Investment, the Collateral or payments of amounts due hereunder or its obligation to advance funds under the Liquidity Agreement, the Program Support Agreement or otherwise in respect of this Agreement, the Note, the Net Investment or the Collateral;

               (3) imposes upon any Indemnified Party any other expense (including, without limitation, reasonable attorneys' fees and expenses, and expenses of litigation or preparation therefor in contesting any of the foregoing) with respect to this Agreement, the Security Agreement, the Note, the Net Investment, the Collateral or payments of amounts due hereunder or its obligation to advance funds under the Liquidity Agreement or the Program Support Agreement or otherwise in respect of this Agreement, the Note, the Net Investment or the Collateral;

and the result of any of the foregoing is to increase the cost to such Indemnified Party with respect to this Agreement, the Security Agreement, the Note, the Net Investment, the Collateral, the obligations hereunder, the funding of any purchases hereunder, the Liquidity Agreement or the Program Support Agreement, by an amount reasonably deemed by such Indemnified Party to be material, then within 10 days after demand by the Company, the Issuer shall pay to the Company such additional amount or amounts as will compensate such Indemnified Party for such increased cost PROVIDED that no such amount shall be payable with respect to any period commencing more than 90 days prior to the date the Company first notifies the Issuer of its intention to demand compensation therefor under this Section 5.2(a).

               (b) If any Indemnified Party shall have determined that after the date hereof, the adoption of any applicable Law or bank regulatory guideline regarding capital adequacy, or any change therein, or any change in the interpretation thereof by any Official Body, or any directive regarding capital adequacy (in the case of any bank regulatory guideline, whether or not having the force of law) of any such Official Body, has or would have the effect of reducing the rate of return on capital of such Indemnified Party (or its parent) as a consequence of such Indemnified Party's obligations hereunder or with respect hereto to a level below that which such Indemnified Party (or its parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount reasonably deemed by such Indemnified Party to be material, then from time to time, within 10 days after demand by the Company, the Issuer shall pay to the Company such additional amount or amounts as will compensate such Indemnified Party (or its parent) for such reduction; PROVIDED that no such amount shall be payable with respect to any period commencing less than 30 days after the date the Company first notifies the Issuer of its intention to demand compensation under this Section 5.2(b).

               (c) The Company will promptly notify the Issuer of any event of which it has knowledge, occurring after the date hereof, which will entitle an Indemnified Party to compensation pursuant to this Section 5.2. A notice by the Company claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Company may use any reasonable averaging and attributing methods.

               (d) Anything in this Section 5.2 to the contrary notwithstanding, if the Company enters into agreements for the acquisition of interests in receivables from one or more Other Transferors, the

Company shall allocate the liability for any amounts under this Section 5.2 ("SECTION 5.2 COSTS") ratably to the Issuer and each Other Transferor; PROVIDED, HOWEVER, that if such Section 5.2 Costs are attributable to the Issuer and not attributable to any Other Transferor, the Issuer shall be solely liable for such Section 5.2 Costs or if such Section 5.2 Costs are attributable to Other Transferors and not attributable to the Issuer, such Other Transferors shall be solely liable for such Section 5.2 Costs.

          SECTION 5.3. OTHER COSTS, EXPENSES AND RELATED MATTERS. The Issuer agrees, upon receipt of a written invoice, to pay or cause to be paid, and to save the Company, the Bank Investors, the Collateral Agent, the Agent and the Administrative Agent harmless against liability for the payment of, all reasonable out-of-pocket expenses (including, without limitation, all reasonable attorneys', accountant's and other third parties' fees and expenses, any filing fees and expenses incurred by officers or employees of the Company or any Bank Investor) incurred by or on behalf of the Company, any Bank Investor, the Collateral Agent, the Agent or the Administrative Agent (i) in connection with the negotiation, execution, delivery and preparation of this Agreement, the Note and the Security Agreement and any documents or instruments delivered pursuant hereto or thereto and the transactions contemplated hereby and thereby and (ii) from time to time (a) relating to any amendments, waivers or consents under this Agreement, the Note and the Security Agreement, (b) arising in connection with the Company's or its agent's enforcement or preservation of rights (including, without limitation, the perfection and protection of the Collateral Agent's security interest in the Collateral), or (c) arising in connection with any audit, dispute, disagreement, litigation or preparation for litigation involving this Agreement (all of such amounts, collectively, "TRANSACTION COSTS").


                                   ARTICLE VI

                           THE AGENT; BANK COMMITMENT

          SECTION 6.1. AUTHORIZATION AND ACTION. (a) The Company and each Bank Investor hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Security Agreement as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. In furtherance, and without limiting the generality of the foregoing, the Company and each Bank Investor hereby appoints the Agent as its agent to execute and deliver all further instruments and documents, and take all further action that the Agent may deem necessary or appropriate or that the Company or a Bank Investor may reasonably request in order to perfect, protect or more fully evidence the interests transferred or to be transferred from time to time by the Issuer hereunder, or to enable any of them to exercise or enforce any of their respective rights hereunder, including, without limitation, the execution by the Agent as secured party/assignee of such financing or continuation statements, or amendments thereto or assignments thereof, relative to all or any of the Loans now existing or hereafter arising, and such other instruments or notices, as may be necessary or appropriate for the purposes stated hereinabove. The Company and the Majority Investors may direct the Agent to take any such incidental action hereunder. With respect to other actions which are incidental to the actions specifically delegated to the Agent hereunder, the Agent shall not be required to take any such incidental action hereunder, but shall be required to act or to refrain from acting (and shall be fully protected in acting or refraining from acting) upon the direction of the Majority Investors; PROVIDED, HOWEVER, that Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Agent, shall be in violation of any applicable law, rule or regulation or contrary to any provision of this Agreement or shall expose the Agent to liability hereunder or otherwise. Upon the occurrence and during the continuance of any Termination Event or Potential Termination Event the Agent shall take no action hereunder (other than ministerial actions or such actions as are specifically provided for herein) without the prior consent of the Majority Investors. The Agent shall not, without the prior written consent of all Bank Investors (which consent shall not be unreasonably withheld or delayed), agree to (i) amend, modify or waive any provision of this Agreement in any way which would (A) reduce or impair Collections or the payment of fees payable hereunder to the Bank Investors or delay the scheduled dates for payment of such amounts, (B) increase the Monthly Servicing Fee to a percentage greater than 8% of the Available Collections, (C) modify any provisions of this Agreement or the Contribution Agreement relating to the timing of payments required to be made by the Issuer or CAC or the application of the proceeds of such payments, (D) the appointment of any Person (other than the Agent) as Successor Servicer or (E) release any property from the lien provided by the Security Agreement (other than as expressly contemplated therein). The Agent shall not agree to any amendment of this Agreement which increases the dollar amount of a Bank Investor's Commitment without the prior consent of such Bank Investor. In addition, the Agent shall not agree to any amendment of this Agreement not specifically described in the two preceding sentences without the consent of the related Majority Investors (which consent shall not be unreasonably withheld or delayed). "Majority Investors" shall mean, at any time, the Agent and those Bank Investors which hold Commitments aggregating in excess of 50% of the Facility Limit as of such date. In the event the Agent requests the Company's or a Bank Investor's consent pursuant to the foregoing provisions and the Agent does not receive a consent (either positive or negative) from the Company or such Bank Investor within 10 Business Days of the Company's or Bank Investor's receipt of such request, then the Company or such Bank Investor (and its percentage interest hereunder) shall be disregarded in determining whether the Agent shall have obtained sufficient consent hereunder.

               (b) The Agent shall exercise such rights and powers vested in it by this Agreement and the Security Agreement, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person's own affairs.

          SECTION 6.2. AGENT'S RELIANCE, ETC. Neither the Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Agent under or in connection with this Agreement or the Security Agreement, except for its or their own gross negligence or willful misconduct. Without limiting the foregoing, the Agent:
(i) may consult with legal counsel (including counsel for the Issuer or CAC), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation to the Company or any Bank Investor and shall not be responsible to the Company or any Bank Investor for any statements, warranties or representations made in or in connection with this Agreement;
(iii) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or of the Security Agreement on the part of the Issuer or CAC or to inspect the property (including the books and records) of the Issuer or CAC; (iv) shall not be responsible to the Company or any Bank Investor for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the Security Agreement or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement, the Security
Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by telex) believed by it to be genuine and signed or sent by the proper party or parties.

          SECTION 6.3. CREDIT DECISION. The Company and each Bank Investor acknowledges that it has, independently and without reliance upon the Agent, any of the Agent's Affiliates, any other Bank Investor or the Company (in the case of any Bank Investor) and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement to which it is a party and, if so required, to acquire an interest in the Note. The Company and each Bank Investor also acknowledges that it will, independently and without reliance upon the Agent, any of the Agent's Affiliates, any other Bank Investor or the Company (in the case of any Bank Investor) and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party.

          SECTION 6.4. INDEMNIFICATION OF THE AGENT. The Bank Investors agree to indemnify the Agent (to the extent not reimbursed by the Issuer), ratably in accordance with their Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent, PROVIDED that the Bank Investors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Without limitation of the foregoing, the Bank Investors agree to reimburse the Agent, ratably in accordance with their Pro Rata Shares, promptly upon demand for any out-of-pocket expenses
(including counsel fees) incurred by the Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Bank Investors hereunder and/or thereunder and to the extent that the Agent is not reimbursed for such expenses by the Issuer.

          SECTION 6.5. SUCCESSOR AGENT. The Agent may resign at any time by giving written notice thereof to each Bank Investor, the Company and the Issuer and may be removed at any time with cause by the Majority Investors. Upon any such resignation or removal, the Company and the Majority Investors shall appoint a successor Agent. The Company and each Bank Investor agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Agent. If no such successor Agent shall have been so appointed, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation or the Majority Investors' removal of the retiring Agent, then the retiring Agent may, on behalf of the Company and the Bank Investors, appoint a successor Agent which successor Agent shall be either
(i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or
(ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article VI shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

          SECTION 6.6. PAYMENTS BY THE AGENT. Unless specifically allocated to a Bank Investor pursuant to the terms of this Agreement, all amounts received by the Agent on behalf of the Bank Investors shall be paid by the Agent to the Bank Investors (at their respective accounts specified in their respective Assignment and Assumption Agreements) in accordance with their respective related pro rata interests in the Net Investment on the Business Day received by the Agent, unless such amounts are received after 12:00 noon on such Business Day, in which case the Agent shall use its reasonable efforts to pay such amounts to the Bank Investors on such Business Day, but, in any event, shall pay such amounts to the Bank Investors in accordance with their respective related pro rata interests in the Net Investment not later than the following Business Day.

          SECTION 6.7.  BANK COMMITMENT; ASSIGNMENT TO BANK INVESTORS.

               (a) BANK COMMITMENT. At any time on or prior to the Commitment Termination Date, in the event that the Bank Investors elect to make a Subsequent Funding as requested under Section 2.1, then at any time, the Issuer shall be considered to have directed the Company to assign its interest in the Note in whole to the Bank Investors pursuant to this Section 6.7, the Bank Investors agree to accept such assignment, and the Issuer hereby agrees to pay the amounts described in Section 6.7(d) below. In addition, at any time on or prior to the Commitment Termination Date upon the occurrence of a Termination Event or the Termination Date, the Issuer hereby requests and directs that the Company assign its interest in the Note in whole to the Bank Investors pursuant to this Section 6.7 and the Issuer hereby agrees to pay the amounts described in Section 6.7(d) below. Provided that the Net Asset Test is satisfied, upon any such election by the Company or any such request by the Issuer, the Company shall make such assignment and the Bank Investors shall accept such assignment and shall assume all of the Company's obligations hereunder. In connection with any assignment from the Company to the Bank Investors pursuant to this Section 6.7, each Bank

Investor shall, on the date of such assignment, pay to the Company an amount equal to its Assignment Amount. In addition, at any time on or prior to the Commitment Termination Date the Issuer shall have the right to request funding under this Agreement directly from the Bank Investors provided that at such time all conditions precedent set forth herein and in the Security Agreement for a Subsequent Funding shall be satisfied and PROVIDED FURTHER that in connection with such funding by the Bank Investors, the Bank Investors accept the assignment of the Note from the Company and assume all of the Company's obligations hereunder concurrently with or prior to any such Subsequent Funding. Upon any assignment by the Company to the Bank Investors contemplated hereunder, the Company shall cease to make any further advances to the Issuer hereunder.

               (b) ASSIGNMENT. No Bank Investor may assign all or a portion of its interest in the Note and its rights and obligations hereunder to any Person unless approved in writing by the Agent and the Issuer. In the case of an assignment by the Company to the Bank Investors or by a Bank Investor to another Person, the assignor shall deliver to the assignee(s) an Assignment and Assumption Agreement, duly executed, assigning to the assignee a pro rata interest in the Note and the assignor's rights and obligations hereunder and the assignor shall promptly execute and deliver all further instruments and documents, and take all further action, that the assignee may reasonably request, in order to protect, or more fully evidence the assignee's right, title and interest in and to such interest and to enable the Agent, on behalf of such assignee, to exercise or enforce any rights hereunder and under the other documents to which such assignor is or, immediately prior to such assignment, was a party. Upon any such assignment,
(i) the assignee shall have all of the rights and obligations of the assignor hereunder and under the other documents to which such assignor is or, immediately prior to such assignment, was a party with respect to such interest for all purposes of this Agreement and under the other documents to which such assignor is or, immediately prior to such assignment, was a party and (ii) the assignor shall relinquish its rights with respect to such interest for all purposes of this Agreement and under the other documents to which such assignor is or, immediately prior to such assignment, was a party. No such assignment shall be effective unless a fully executed copy of the related Assignment and Assumption Agreement shall be delivered to the Agent and the Issuer. All reasonable costs and expenses of the Agent and the assignor incurred in connection with any assignment hereunder shall be borne by the Issuer and not by the assignor or any such assignee. No Bank Investor shall assign any portion of its Commitment hereunder without also simultaneously assigning an equal portion of its interest in the Liquidity Agreement.

               (c) EFFECTS OF ASSIGNMENT. By executing and delivering an Assignment and Assumption Agreement, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:
(i) other than as provided in such Assignment and Assumption Agreement, the assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, the other documents or any other instrument or document furnished pursuant hereto or thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value or this Agreement, the other documents or any such other instrument or document; (ii) the assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Issuer or CAC or the performance or observance by the Issuer or CAC of any of its obligations under this Agreement, the Contribution Agreement, the Security Agreement or any other instrument or document furnished pursuant hereto;
(iii) such assignee confirms that it has received a copy of this Agreement, the Security Agreement, the Contribution Agreement and such other instruments, documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption Agreement and to purchase such interest; (iv) such assignee will, independently and without reliance upon the Agent, or any of its Affiliates, or the assignor and based on such agreements, documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other documents;
(v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement, the other documents and any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto and to enforce its respective rights and interests in and under this Agreement, the Security Agreement and the other documents; (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other documents are required to be performed by it as the assignee of the assignor; and (vii) such assignee agrees that it will not institute against the Company any proceeding of the type referred to in Section 7.6 prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company.

               (d) ISSUER'S OBLIGATION TO PAY CERTAIN AMOUNTS; ADDITIONAL ASSIGNMENT AMOUNT. The Issuer shall pay to the Agent, for the account of the Company, in connection with any assignment by the Company to the Bank Investors pursuant to this Section 6.7, an aggregate amount equal to all Carrying Costs to accrue with respect to obligations already entered into by the Company as a result of or in connection with this Agreement. To the extent that such Carrying Costs relate to interest or discount on Commercial Paper issued to fund or refinance the Net Investment, if the Issuer fails to make payment of such amounts at or prior to the time of assignment by the Company to the Bank Investors, such amount shall be paid by the Bank Investors (in accordance with their respective Pro Rata Shares) to the Company as additional consideration for the interests assigned to the Bank Investors and the amount of the Net Investment hereunder held by the Bank Investors shall be increased by an amount equal to the additional amount so paid by the Bank Investors.

               (e) ADMINISTRATION OF AGREEMENT AFTER ASSIGNMENT. After any assignment by the Company to the Bank Investors pursuant to this Section
6.7 (and the payment of all amounts owing to the Company in connection therewith), all rights of the Administrative Agent and the Collateral Agent set forth herein shall be deemed to be afforded to the Agent on behalf of the Bank Investors instead of either such party.

               (f) PAYMENTS. After any assignment by the Company to the Bank Investors pursuant to this Section 6.7, all payments to be made hereunder by the Issuer or the Servicer to the Bank Investors shall be made to the Agent's account as such account shall have been notified to the Issuer.

               (g)    DOWNGRADE OF BANK INVESTOR.  If at
any time prior to any assignment by the Company to the Bank Investors as contemplated pursuant to this Section 6.7, the short term debt rating of any Bank Investor shall be "A-2" or "P-2" with negative credit implications from S&P or Moody's, respectively, such Bank Investor, upon request of the Agent, shall, within 30 days of such request, assign its rights and obligations hereunder to another financial institution (which institution's short term debt shall be rated at least "A-2" and "P-2" from S&P and Moody's, respectively, and which shall not be so rated with negative credit implications). If the short term debt rating of a Bank Investor shall be "A-3" or "P-3", or lower, from S&P or Moody's, respectively (or such rating shall have been withdrawn by S&P's or Moody's), such Bank Investor, upon request of the Agent, shall, within five (5) Business Days of such request, assign its rights and obligations hereunder to another financial institution (which institution's short term debt shall be rated at least "A-2" and "P-2" from S&P and Moody's, respectively, and which shall not be so rated with negative credit implications). In either such case, if any such Bank Investor shall not have assigned its rights and obligations under this Agreement within the applicable time period described above, the Company shall have the right to require such Bank Investor to accept the assignment of such Bank Investor's Pro Rata Share of the Net Investment; such assignment shall occur in accordance with the applicable provisions of this Section 6.7. Such Bank Investor shall be obligated to pay to the Company, in connection with such assignment, in addition to the Pro Rata Share of the Net Investment, an amount equal to the interest component of the outstanding Commercial Paper issued to fund the portion of the Net Investment being assigned to such Bank Investor, as reasonably determined by the Agent. Notwithstanding anything contained herein to the contrary, upon any such assignment to a downgraded Bank Investor as contemplated pursuant to the immediately preceding sentence, the aggregate available amount of the Facility Limit, solely as it relates to new Fundings, shall be reduced by the amount of unused Commitment of such downgraded Bank Investor; it being understood and agreed, that nothing in this sentence or the two preceding sentences shall affect or diminish in any way any such downgraded Bank Investor's Commitment to the Issuer or such downgraded Bank Investor's other obligations and liabilities hereunder and under the other documents.

                                  ARTICLE VII

                                 MISCELLANEOUS

          SECTION 7.1. NOTICES, ETC. Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto shall be in writing and shall be sent by facsimile transmission with a confirmation of the receipt thereof and shall be deemed to be given for purposes of this Agreement on the day that the receipt of such facsimile transmission is confirmed in accordance with the provisions of this Section 7.1. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses indicated below, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party below:

          If to the Company:

               Kitty Hawk Funding Corporation
               c/o Lord Securities, Inc.
               2 Wall Street
               New York, New York  10005
               Attention: Richard Taiano
               Telephone: (212) 346-9006
               Telecopy:  (212) 346-9012

               (with a copy to the Administrative Agent)

          If to the Issuer:

               CAC Funding Corp.
               Silver Triangle Building
               25505 West Twelve Mile Road
               Southfield, Michigan  48034-8339
               Attention:  Douglas W. Busk
               Telephone:  (248) 353-2700 (ext. 432)
               Telecopy:   (248) 827-8542

          If to the Agent:

               NationsBank, N.A.

               NationsBank Corporate Center
               100 North Tryon Street
               NC1-007-10-07
               Charlotte, North Carolina  28255-0001
               Attention:  Michelle M. Heath
                           Investment Banking
               Telephone:  (704) 386-7922
               Telecopy:   (704) 388-9169

          SECTION 7.2. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the Issuer and the Company and their respective successors and assigns and shall inure to the benefit of the Issuer, and the Company and their respective successors and assigns including the Liquidity Provider; PROVIDED, HOWEVER, that the Issuer shall not assign any of its rights or obligations hereunder without the prior written consent of the Company and the Collateral Agent. The Issuer hereby acknowledges that the Company has assigned and granted a security interest in all of its rights hereunder to the Collateral Agent. In addition, the Issuer hereby acknowledges that the Company may at any time and from time to time assign all or a portion of its rights hereunder to the Liquidity Provider pursuant to the Liquidity Agreement. Except as expressly permitted hereunder or in the agreements establishing the Company's commercial paper program, the Company shall not assign any of its rights or obligations hereunder without the prior written consent of the Issuer.

          Without limiting the foregoing, the Company may, from time to time, with prior or concurrent notice to the Issuer and the Servicer, in one transaction or a series of transactions, assign all or a portion of the Net Investment and its rights and obligations under this Agreement and any other Transaction Documents to which it is a party to a Conduit Assignee. Upon and to the extent of such assignment by the Company to a Conduit Assignee, (i) such Conduit Assignee shall be the owner of the assigned portion of the Net Investment, (ii) the related administrative or managing agent for such Conduit Assignee will act as the Administrative Agent for such Conduit Assignee, with all corresponding rights and powers, expressed or implied, granted to the Administrative Agent hereunder or under the other Transaction Documents, (iii) such Conduit Assignee and its liquidity support provider(s) and credit support provider(s) and other related parties shall have the benefit of all the rights and protections provided to the Company and its Liquidity Provider(s) and Program Support Provider(s), respectively, herein and in the other Transaction Documents (including, without limitation, any limitation on recourse against such Conduit Assignee or related parties, any agreement not to file or join in the filing of a petition to commence an insolvency proceeding against such Conduit Assignee, and the right to assign to another Conduit Assignee as provided in this paragraph), (iv) such Conduit Assignee shall assume all (or the assigned or assumed portion) of the Company's obligations, if any, hereunder or any other Transaction Document, and the Company shall be released from such obligations, in each case to the extent of such assignment, and the obligations of the Company and such Conduit Assignee shall be several and not joint, (v) all distributions in respect of the Net Investment and the Note shall be made to the applicable agent or administrative agent, as applicable, on behalf of the Company and such Conduit Assignee on a pro rata basis according to their respective interets, (vi) the definition of the term "Carrying Costs" with respect to the portion of the Net Investment funded with commercial paper issued by the Conduit Assignee from time to time shall be determined on the basis of the interest rate or discount applicable to commercial paper issued by such Conduit Assignee (rather than the Company), (vii) the defined terms and other terms and provisions of this Agreement and the other Transaction Documents shall be interpreted in accordance with the foregoing, and (viii) if requested by the Agent or the agent of administrative agent with respect to the Conduit Assignee, the parties will execute and deliver such further agreements and documents and take such other actions as the Agent or such agent or administrative agent may reasonably request to evidence and give effect to the foregoing. No Assignment by the Company to a Conduit Assignee of all or any portion of the Net Investment shall in any way diminish the related Bank Investors' obligation under Section 2.1(a) to fund the Initial Funding if not funded by the Company or such Conduit Assignee or under Section 6.7(a) to acquire from the Company or such Conduit Assignee all or any portion of the Net Investment.

          SECTION 7.3. SEVERABILITY CLAUSE. Any provisions of this Agreement which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          SECTION 7.4. AMENDMENTS. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER MAY NOT BE CHANGED ORALLY BUT ONLY BY AN INSTRUMENT IN WRITING SIGNED BY THE PARTIES HERETO; PROVIDED THAT THE PRIOR CONSENT OF THE MAJORITY INVESTORS SHALL BE REQUIRED EXCEPT IN SUCH CIRCUMSTANCES DESCRIBED IN SECTION 6.1(a) WHERE THE PRIOR CONSENT OF ALL BANK INVESTORS SHALL BE REQUIRED.

          SECTION 7.5. GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

          SECTION 7.6. NO BANKRUPTCY PETITION AGAINST THE COMPANY. The Issuer covenants and agrees that and each of the other parties hereto covenant and agree that, and each such Person agrees that they shall cause any Successor Servicer appointed pursuant to Section 4.1 of the Security Agreement to covenant and agree that, prior to the date which is one year and one day after the payment in full of all Commercial Paper issued by the Company, it will not institute against, or join any other Person in instituting against, the Company or the Issuer, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

          SECTION 7.7. SETOFF. The Issuer hereby irrevocably and unconditionally waives all right of setoff that it may have under contract (including this Agreement), applicable law or otherwise with respect to any funds or monies of the Company at any time held by or in the possession of the Company.

          SECTION 7.8. NO RECOURSE. The Issuer's obligations under the Note are payable solely from the Collateral and no general recourse shall be had on the Note against the Issuer or CAC. Except as otherwise expressly provided in this Agreement, it is understood and agreed that neither the Issuer nor CAC shall be liable for the payment of Commercial Paper or for any losses suffered by the Company in respect of the Note. The foregoing sentence shall not relieve the Issuer from any liability hereunder or under the Security Agreement with respect to its representations, warranties, covenants and other payment and performance obligations herein or therein described.

          SECTION 7.9. FURTHER ASSURANCES. The Issuer agrees to do such further acts and things and to execute and deliver to the Company or the Collateral Agent such additional assignments, agreements, powers and instruments as are required by the Company to carry into effect the purposes of this Agreement or the Security Agreement or to better assure and confirm unto the Company or the Collateral Agent its rights, powers and remedies hereunder or thereunder.

          SECTION 7.10. NO RECOURSE AGAINST STOCKHOLDERS, OFFICERS OR DIRECTORS. Notwithstanding anything to the contrary contained in this Agreement, the obligations of the Company under this Agreement and all other Transaction Documents are solely the corporate obligations of the Company and shall be payable solely to the extent of funds received from the Issuer in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper. No recourse under any obligation, covenant or agreement of the Company contained in this Agreement shall be had against Merrill Lynch Money Markets Inc. ("MERRILL")(or any affiliate thereof), or any stockholder, officer or director of the Company, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that this Agreement is solely a corporate obligation of the Company, and that no personal liability whatsoever shall attach to or be incurred by Merrill (or any affiliate thereof), or the stockholders, officers or directors of the buyer, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Company contained in this Agreement, or implied therefrom, and that any and all personal liability for breaches by the Company of any of such obligations, covenants or agreements, either at common law or at equity, or by statute or constitution, of Merrill (or any affiliate thereof) and every such stockholder, officer or director of the Company is hereby expressly waived as a condition of and consideration for the execution of this

Agreement.

          SECTION 7.11. COUNTERPARTS. This Agreement may be executed in any number of copies, and by the different parties hereto on the same or separate counterparts, each of which shall be deemed to be an original instrument.

          SECTION 7.12. HEADINGS. Section headings used in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

          IN WITNESS WHEREOF, the Issuer, the Company and the Agent have caused this Note Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.


                             CAC FUNDING CORP.,
                               as Issuer


                                  By:  /S/DOUGLAS W. BUSK
                                       ------------------
                                  Name:   DOUGLAS W. BUSK
                                  Title:  TREASURER


                             KITTY HAWK FUNDING CORPORATION,
                              as Company


                                  By:  /S/RICHARD L. TAIANO
                                       --------------------
                                  Name:   RICHARD L. TAIANO
                                  Title:  VICE PRESIDENT


                             NATIONSBANK, N.A., as Agent
                               and as Bank Investor


               $51,500,000        By:  /S/ROBERT R. WOOD
                ----------             -----------------
     Commitment                   Name:   ROBERT R. WOOD
                                  Title:  VICE PRESIDENT

---------------------------------------------------------------------


                            NOTE PURCHASE AGREEMENT





                                     among




                               CAC FUNDING CORP.
                                   as Issuer,


                         KITTY HAWK FUNDING CORPORATION,
                                  as Company,

                                      and

                               NATIONSBANK, N.A.,
                           as Agent and Bank Investor


                            Dated as of July 7, 1998


---------------------------------------------------------------------

                               TABLE OF CONTENTS


                                                                                 Page
                                                                                 ----

                                      ARTICLE I
                                     DEFINITIONS
SECTION 1.1.  Definitions. . . . . . . . . . . . . . . . . . . . . . . . . . . .   1

                                      ARTICLE II
                                  FUNDINGS; THE NOTE

SECTION 2.1.  Funding; The Note. . . . . . . . . . . . . . . . . . . . . . . . .   8
SECTION 2.2.  Sharing of Payments, Etc.. . . . . . . . . . . . . . . . . . . . .  12
SECTION 2.3.  Right of Setoff. . . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 2.4.  Fees . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13

                                    ARTICLE III
                                 CONDITIONS PRECEDENT

SECTION 3.1   Conditions Precedent to Funding. . . . . . . . . . . . . . . . . .  13

                                     ARTICLE IV
                      REPRESENTATIONS, WARRANTIES AND COVENANTS
                                    OF THE ISSUER

SECTION 4.1.  Representations and Warranties of the Issuer . . . . . . . . . . .  16
SECTION 4.2.  Covenants of the Issuer. . . . . . . . . . . . . . . . . . . . . .  19

                                     ARTICLE V
                                   INDEMNIFICATION

SECTION 5.1.  Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 5.2.  Indemnity for Taxes, Reserves and
               Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 5.3.  Other Costs, Expenses and Related
               Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

                                     ARTICLE VI
                              THE AGENT; BANK COMMITMENT

SECTION 6.1.  Authorization and Action . . . . . . . . . . . . . . . . . . . . .  30
SECTION 6.2.  Agent's Reliance, Etc. . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 6.3.  Credit Decision. . . . . . . . . . . . . . . . . . . . . . . . . .  32
SECTION 6.4.  Indemnification of the Agent . . . . . . . . . . . . . . . . . . .  33
SECTION 6.5.  Successor Agent. . . . . . . . . . . . . . . . . . . . . . . . . .  33
SECTION 6.6.  Payments by the Agent. . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 6.7.  Bank Commitment; Assignment to Bank
               Investors . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

                                    ARTICLE VII
                                    MISCELLANEOUS

SECTION 7.1.  Notices, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . .  39
SECTION 7.2.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . . .  40
SECTION 7.3.  Severability Clause. . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 7.4.  AMENDMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 7.5.  GOVERNING LAW. . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 7.6.  No Bankruptcy Petition Against the
                Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
SECTION 7.7.  Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 7.8.  No Recourse. . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 7.9.  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . .  43
SECTION 7.10. No Recourse against Merrill. . . . . . . . . . . . . . . . . . . .  43
SECTION 7.11. Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . .  44



                                                                                 Page
                                                                                 ----

SECTION 7.12. Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44


                                       EXHIBITS

EXHIBIT A      Form of Assignment and Assumption
               Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . .  A-1
EXHIBIT B      Form of Funding Request . . . . . . . . . . . . . . . . . . . . .  B-1
EXHIBIT C      Form of Note. . . . . . . . . . . . . . . . . . . . . . . . . . .  C-1
